UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PARK-OHIO HOLDINGS CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PARK-OHIO HOLDINGS CORP.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS

On April 13, 2023, Park-Ohio Holdings Corp. filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission relating to its Annual Meeting of Shareholders to be held on May 17, 2023. This supplement (the “Supplement”) should be read in conjunction with the Proxy Statement.

Proposal No. 2 of the Proxy Statement concerns the approval of the amendment and restatement of the Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan (the “Amended 2021 Plan”).

The text of the Amended 2021 Plan, which is attached as Appendix A to the Proxy Statement, contains a typographical error as it relates to the limit applicable to the amount of compensation non-employee directors may receive during any calendar year. Accordingly, the purpose of this Supplement is to amend and restate Section 3(d) of the Amended 2021 Plan attached as Appendix A to the Proxy Statement to read as follows:

“       (d)       Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $500,000.”

Except as revised by the information contained herein, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

If you have already submitted a proxy, your vote will count as submitted by you. If you have already submitted a proxy and wish to change your vote, please revoke your proxy by following the procedures described in the Proxy Statement and vote again. If you have not yet submitted a proxy, the Board of Directors urges you to vote by following the procedures described in the Proxy Statement.

This Supplement has been filed with the Securities and Exchange Commission and first made available to shareholders on May 3, 2023.